Exhibit 4.33

Termination Agreement

This termination agreement (the “Agreement”) is made by the following parties on January 31, 2024:

1.	Xiaopeng Automobile Sales Co., Ltd. (“Party A”)

Unified social credit code: 91440101MA5ANXEF2F

Registered address: Room 108, No. 8 Songgang Street, Cen Village, Changxing Avenue, Tianhe District, Guangzhou (for office only, not for factory)

2.	He Tao (ID Card No. [REDACTED]) and Li Zhixue (ID Card No. [REDACTED]) (“Party B”)

3.	Guangzhou Xuetao Enterprise Management Co., Ltd. (“Party C”)

Unified social credit code: 91440115MABPJG4F53

Registered address: Room 1262, No.2 Liangma 1st Street, Xiaowu Village, Dongchong Town, Nansha District, Guangzhou (for office only)

(Each of the above parties is hereinafter referred to individually as a “Party”, and collectively as the “Parties”.)

Whereas, Party A, Party B and Party C entered into the Cooperation Agreement on the Acquisition of Insurance Agency Business Qualification (“Cooperation Agreement”) on July 22, 2022.

Now, therefore, the Parties agree as follows upon consensus through negotiation:

1.	Termination of the Cooperation Agreement

1.2	The Parties agree that the Cooperation Agreement will terminate when this Agreement becomes effective.

1.3

The Parties acknowledge that after the termination of the Cooperation Agreement, there shall not be any dispute or outstanding debts or liabilities between the Parties arising out of or in connection with the Cooperation Agreement and the covenants thereunder, and they shall not claim any other rights against each other in relation to the signing of the Cooperation Agreement by them; provided, however, that the rights and obligations that have accrued under the Cooperation Agreement shall be valid.

1.4

Except as otherwise agreed herein, each Party hereby irrevocably and unconditionally releases the other Parties or their respective affiliates, successors or assigns, from any and all disputes, claims, demands, rights, obligations, liabilities or causes of action, of any kind or nature whatsoever, whether past, present or future, the Party has or may have, directly or indirectly, in connection with, or arising out of, all and/or any of the rights or obligations of the Party under the Cooperation Agreement, whether such claims, demands, causes of action have been filed or not, are known or unknown.

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2.	Others

2.1

Each Party shall be under an obligation of confidentiality with respect to any business information of the other Parties to which it has access or of which it becomes aware in the course of the performance of this Agreement, unless there is clear evidence that such information is in the public domain or that it has been previously authorized in writing by the other Parties. The confidentiality obligation shall survive the expiration, revocation or termination of this Agreement. Each Party shall indemnify the other Parties for any loss caused by the breach of such confidentiality obligation.

2.2

Each Party shall be responsible for any and all transfer and registration taxes, expenses and fees incurred by or levied against such Party in connection with the preparation and execution of this Agreement and the consummation of the transaction contemplated hereby, as applicable.

2.3

Any dispute arising from the performance of this Agreement shall be resolved by amicable negotiation between the Parties, and if it cannot be resolved by negotiation, any Party shall have the right to bring the dispute to the people’s court of competent jurisdiction in Tianhe District, Guangzhou City.

2.4	This Agreement is signed in Tianhe District, Guangzhou.

2.5

This Agreement becomes effective on the date first written above after it is signed by the Parties. This Agreement is made in four copies, with each Party holding one. All copies have equal legal force.

[The remainder of this page is intentionally left blank. Signature page follows.]

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[Signature page of the Termination Agreement]

Xiaopeng Automobile Sales Co., Ltd. (seal)

Legal representative: Han Jian

Signature: /s/ Han Jian

Date: January 31, 2024

[Signature page of the Termination Agreement]

He Tao

Signature: /s/ He Tao

Date: January 31, 2024

[Signature page of the Termination Agreement]

Li Zhixue

Signature: /s/ Li Zhixue

Date: January 31, 2024

[Signature page of the Termination Agreement]

Guangzhou Xuetao Enterprise Management Co., Ltd. (seal)

Legal representative: Zhao Dawu

Signature: /s/ Zhao Dawu

Date: January 31, 2024